                    (Gray Cary Ware Freidenrich Letterhead)





                               September 12, 1997





Securities and Exchange Commission
Judiciary Plaza
450 Fifth St. N.W.
Washington, D.C. 20549



        Re:   Aureal Semiconductor Inc. Registration Statement on
              Form S-3 Registration No. 333-3870



Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission the ("Commission") under the Securities Act of 1933, as amended, for the registration of 34,414,525 shares of Common Stock (the "Common Stock"), par value $0.001 per share (the "Shares"), of Aureal Semiconductor Inc. (the "Company").

     We have acted as counsel for the Company in connection with the registration of such Shares. We have examined signed copies of the Registration Statement and all exhibits thereto as filed with the Commission.

     Based upon representations of certain officers of the Company as to the receipt of full consideration and assuming the conversion of certain warrants in accordance with their terms, we are of the opinion that the shares of Common Stock to be registered will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                            Sincerely,


                                             GRAY CAREY WARE & FREIDENRICH
                                             A Professional Corporation